UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Stewart Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 3, 2008
To our shareholders:
     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. on April 3, 2008, in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.
     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.
     It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you complete, date and sign the enclosed proxy and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Sincerely,

Frank B. Stewart, Jr.
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
Director Compensation For Fiscal 2007
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Restricted Stock Vested in Fiscal 2007
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change of Control
CERTAIN TRANSACTIONS
PROPOSAL TO AMEND ARTICLE III(A) OF THE COMPANY’S
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
APPENDIX A
PROXY

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:
     You are cordially invited to the 2008 annual meeting of our shareholders which will be held in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 3, 2008, at 11:00 a.m. for the following purposes:
•	To elect each of our directors to serve a one-year term of office expiring at our 2009 annual meeting

•	To approve an amendment to Article III(A) of our Amended and Restated Articles of Incorporation increasing the number of authorized shares of the Company’s Class A common stock by 50 million shares to 200 million shares

•	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on February 8, 2008 are entitled to notice of and to vote at our 2008 annual meeting.
     If you are unable to attend in person and wish to have your shares voted, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. You may revoke your proxy by giving notice to our Secretary at any time before it is voted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis J. Derbes, Jr.
Secretary

Jefferson, Louisiana
March 3, 2008

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 3, 2008. The Company’s Proxy Statement and Annual Report to Shareholders for the fiscal year ended October 31, 2007 are available at http://www.bnymellon.mobular.net/bnymellon/stei.

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	The board of directors of Stewart Enterprises, Inc. (the “Company”) is soliciting your proxy to vote at the annual meeting because you owned shares of our Class A and/or Class B common stock at the close of business on February 8, 2008, the record date for the meeting, and are entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to shareholders beginning March 3, 2008. The proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:	At the annual meeting, our shareholders will be asked to elect each of our directors to serve a one-year term of office expiring at our 2009 annual meeting and to approve an amendment to our Amended and Restated Articles of Incorporation increasing the number of authorized shares of our Class A common stock by 50 million shares to 200 million shares. The board of directors does not know of any matters to be presented at our 2008 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 3, 2008 at 11:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy that will be voted at our 2008 annual meeting of shareholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed on the card.

Q:	How many votes may I cast?

A:	With respect to the election of directors, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date for each director nominee. For all other matters, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date.

Q:	How many votes can be cast by all shareholders?

A:	As of the record date, we had 92,505,295 shares of Class A common stock outstanding, each of which is entitled to one vote, and 3,555,020 shares of Class B common stock outstanding, each of which is entitled to ten votes.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that a majority of our Company’s total voting power constitutes a quorum and must be present to conduct a meeting of our shareholders.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “shareholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	Can my shares be voted if I don’t return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers generally have discretionary authority to vote shares held in street name on “routine” matters but not on “non-routine” matters. Proposals to elect directors and increase the number of authorized shares of common stock are generally considered “routine” matters.

If you don’t vote the shares held in your name, your shares will not be voted.

Q:	What vote is required to approve each item?

A:	Election of Directors. Our bylaws provide that directors are elected by a plurality of the votes cast by holders of Class A common stock and Class B common stock present in person or represented by proxy and entitled to vote at the annual meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director. Abstentions, withheld votes and broker non-votes will have no effect on the plurality vote for the election of directors.

Increase in the number of authorized Class A Shares. Amendments to our articles, such as the one proposed to increase the number of Class A shares the Company is authorized to issue, require the vote of at least two-thirds of the voting power present in person or represented by proxy and entitled to vote at the annual meeting.

All other matters coming before the annual meeting will be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the annual meeting, except as otherwise provided by statute, our articles of incorporation, or our bylaws.

With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card: You may vote by completing, signing and dating the card and then returning it in the enclosed postpaid envelope.

•	By telephone or the Internet: The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the annual meeting: You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted by giving a written revocation notice to our Secretary, by delivering timely a proxy with a later date or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal on the proxy card I return?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If you are a shareholder of record and make no specifications on your proxy card, your shares will be voted (1) FOR all the director nominees and (2) FOR an amendment to our Amended and Restated Articles of Incorporation increasing the number of authorized shares of our Class A common stock by 50 million shares to 200 million shares. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to “routine” items, which generally include proposals to elect directors and increase the number of authorized shares of common stock.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. Our directors, officers and employees may request the return of proxies by mail, telephone, Internet, telefax, telegram, or personal interview. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our bylaws, the time has elapsed for any shareholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in their discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q:	How can shareholders present proposals for inclusion in our proxy materials relating to our 2009 annual meeting?

A:	Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2009 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 3, 2008.

All shareholder proposals must comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2009 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 3, 2008 although this date will change in accordance with our bylaws if the date of our 2009 annual meeting is 30 calendar days earlier or later than April 3, 2009. The notice must contain:

(1)	a complete and accurate description of the proposal;

(2)	a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the actual meeting date;

(3)	the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and

(4)	a complete and accurate description of any material interest of the shareholder in the proposal.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Stock Ownership of Directors and Executive Officers
          The table below sets forth certain information concerning the beneficial ownership, as of January 31, 2008, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation,” and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

				Acquirable through
				Currently
		Number of Shares		Exercisable
		Beneficially		Stock Options	Percent
Beneficial Owner	Class	Owned(1)(2)		(3)	of Class

Directors and Director Nominees

Frank B. Stewart, Jr.	Class A	7,259,961	(4)	0	7.8%
111 Veterans Memorial Boulevard	Class B	3,555,020	(5)	0	100.0%
Suite 160 Metairie, LA 70005

Thomas J. Crawford	Class A	363,447	(6)	0	*
Thomas M. Kitchen	Class A	258,039	(7)	186,800	*
Alden J. McDonald, Jr.	Class A	42,205	(8)	0	*
James W. McFarland	Class A	64,376	(9)	0	*
Ronald H. Patron	Class A	46,500	(10)	0	*
Michael O. Read	Class A	85,539	(11)	0	*
Ashton J. Ryan, Jr.	Class A	36,000	(12)	0	*

Named Executive Officers(13)

Brent F. Heffron	Class A	113,719	(14)	10,000	*
G. Kenneth Stephens, Jr.	Class A	85,504	(14)	47,926	*
Lawrence B. Hawkins	Class A	138,522	(14)	47,926	*

All directors and executive officers as a group (17 persons)	Class A	8,513,693	(15)	314,902	9.5%
	Class B	3,555,020	(15)	0	100.0%

*	Less than 1%.

(1)	Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column. No shares are pledged as security.

(2)	Includes shares held indirectly through the Stewart Enterprises Employees’ Retirement Trust (“SEERT”). Individuals participating in the SEERT have the right to direct the trustee of the SEERT as to how shares of our Class A common stock credited to their SEERT accounts are to be voted and have the right to dispose of the shares of our Class A common stock credited to their SEERT accounts through transfers to other SEERT funds.

(3)	Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A common stock owned by such persons individually and by all directors and executive officers as a group, but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(4)	Includes 18,000 shares that Mr. Stewart is required to retain until he ceases to serve on our board of directors and 442,350 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power.

(5)	Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders. As of January 31, 2008, Mr. Stewart beneficially owned shares of Class A and B common stock having 42,367,811 votes, or approximately 33 percent of our total voting power.

(6)	Includes 340,000 shares of restricted stock granted through our stock incentive plans.

(7)	Includes 170,000 shares of restricted stock granted through our stock incentive plans.

(8)	Includes 3,000 shares owned by Mr. McDonald through a family corporation with respect to which Mr. McDonald shares voting and investment power and 27,000 shares that Mr. McDonald is required to retain until he ceases to serve on our board of directors.

(9)	Includes 27,000 shares that Mr. McFarland is required to retain until he ceases to serve on our board of directors.

(10)	Includes 27,000 shares that Mr. Patron is required to retain until he ceases to serve on our board of directors.

(11)	Includes 10,500 shares held in trust, with respect to which Mr. Read is a co-trustee and shares voting and investment power and 27,000 shares that Mr. Read is required to retain until he ceases to serve on our board of directors.

(12)	Includes 27,000 shares that Mr. Ryan is required to retain until he ceases to serve on our board of directors.

(13)	Information regarding Messrs. Crawford and Kitchen, who are the Named Executive Officers other than Messrs. Heffron, Stephens and Hawkins, appears immediately above under the caption “Directors and Director Nominees.”

(14)	Includes 36,074 shares of restricted stock granted through our stock incentive plans for each of Messrs. Heffron, Stephens and Hawkins.

(15)	As of January 31, 2008, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing approximately 34 percent of our total voting power.

Stock Ownership of Certain Beneficial Owners
          As of February 14, 2008, the persons named below were, to our knowledge, the only beneficial owners of more than 5 percent of our outstanding Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described above.

		Amount and Nature of	Percent
Beneficial Owner	Class	Beneficial Ownership	Of Class

Fidelity Management and Research	Class A	10,421,705(1)	11.3%
82 Devonshire Street Boston, MA 02109

Dimensional Fund Advisors, LP	Class A	8,133,851(2)	8.8%
1299 Ocean Avenue 11th Floor Santa Monica, California 90401

(1)	Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 14, 2008, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(2)	Based solely on information contained in a 13G/A filed with the SEC on February 6, 2008, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

ELECTION OF DIRECTORS
General
          Our Amended and Restated Articles of Incorporation (the “articles”) and bylaws provide that our board of directors is elected annually and, pursuant to our bylaws and a resolution of the board of directors, the number of directors has been set at eight. At the recommendation of our corporate governance and nominating committee, all directors have been nominated by the board of directors for re-election at our 2008 annual meeting.
          Each director nominee is nominated for a term of office expiring at our 2009 annual meeting and until their successors are duly elected and qualified.
          Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the nominees listed below. We are informed that each nominee is willing to serve; however, in accordance with our bylaws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors will be reduced automatically by the total number of nominees withdrawn from consideration. Under our bylaws, directors are elected by plurality vote.
Nominations
          Our board of directors is open to suggestions from our shareholders on candidates for election to the board. Any shareholder may suggest a nominee by sending the following information to our corporate governance and nominating committee:
•	your name, mailing address and telephone number;

•	the suggested nominee’s name, mailing address and telephone number;

•	a statement whether the suggested nominee knows that his or her name is being suggested by you, and whether he or she has consented to being suggested and is willing to serve;

•	the suggested nominee’s résumé or other description of his or her background and experience; and

•	your reasons for suggesting that the individual be considered.
          The information should be sent to the committee addressed as follows: Chairman, Corporate Governance and Nominating Committee, Stewart Enterprises, Inc., 1333 S. Clearview Parkway, Jefferson, Louisiana 70121.
          A shareholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to the board of directors must comply with the procedures established by our articles and bylaws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate:
•	the person’s name, age, business address and residential address;

•	the person’s principal occupation or employment;

•	the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934);

•	the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and,

•	any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934.
The notice also must include the following information with respect to the shareholder giving the notice:
•	the name and address of the shareholder; and,

•	the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934).
          If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.
Policies Regarding Director Attendance at Annual Meetings
          It is the policy of our board of directors that directors are strongly encouraged to attend all annual shareholder meetings. All of our directors attended the 2007 annual meeting of shareholders.
Communications with Directors
          Our board of directors has adopted a procedure for shareholders to communicate with our directors. Any shareholder wishing to do so may write to the board of directors at the Company’s principal business address, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the board of directors.

Director Nominees; Independence
The following table sets forth certain information regarding our nominees for election as directors including whether each has been determined by the board of directors to be “independent” as defined by the listing standards of The NASDAQ Stock Market, LLC. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.

Name, Age, Principal Occupation	Director
and Directorships in other Public Companies	Since	Independent

Thomas J. Crawford, 54	2007	No
President and Chief Executive Officer of the Company(1)

Thomas M. Kitchen, 60	2004	No
Senior Executive Vice President and Chief Financial Officer of the Company(2)

Alden J. McDonald, Jr., 64	2001	Yes
President, Chief Executive Officer and Director, Liberty Bank and Trust Co.

James W. McFarland, 62	1995	Yes
J.F. Jr. and Jessie Lee Seinsheimer Chair and Professor of Finance and Economics, A.B. Freeman School of Business, Tulane University(3)

Ronald H. Patron, 63	2006	Yes
Retired, Executive Vice President and Chief Financial Officer, Stewart Enterprises, Inc.(4)

Michael O. Read, 64	1991	Yes
Senior Vice President, Capital One, N.A.

Ashton J. Ryan, Jr., 60	2004	Yes
President and Chief Executive Officer, First NBC Bank and First NBC Holding Company(5)

Frank B. Stewart, Jr., 72	1970	Yes
Chairman of the Board of the Company and Chairman of the Board of Stewart Capital, LLC(6)
Our board unanimously recommends a vote FOR each of the nominees listed above.

(1)	Mr. Crawford has served as our President, Chief Executive Officer and a director since March 31, 2007. Prior to that, he served on behalf of Sorenson Capital Partners, a private equity group, as Chief Executive Officer of Erickson Companies, a regional residential framing company with manufacturing operations in Arizona, California and Nevada. From 2003 to 2004, he was a Senior Consultant to Carew International, a sales process consulting and training company. He was Chairman, Chief Executive Officer and President of publicly-traded The York Group, Inc., one of the largest casket manufacturers in the U.S., from 2000 until its merger with Matthews International Corporation in 2002. From 1997 to 1999, he was Executive Vice President of Sales and Marketing of Lozier Corporation, a manufacturer of retail display fixtures and systems. From 1979 to 1997, he served in various positions with the Batesville Casket Company, a leading manufacturer and supplier of caskets, including Vice President and General Manager — Hardwood Products Group, Vice President of New Business Development, Vice President of Marketing and Vice President of Logistics. Additionally, he held the positions of Director of Corporate Development for both the Batesville Casket Company and its parent company, Hillenbrand Industries.

(2)	Mr. Kitchen has served as Senior Executive Vice President since March 31, 2007 and as Chief Financial Officer since December 2, 2004. He has also served as a director since February 18, 2004. From June 30, 2006 until Mr. Crawford’s appointment as President and Chief Executive Officer on March 31, 2007, Mr. Kitchen served as acting Chief Executive Officer. From July 2003 to November 2004, he was an investment management consultant at Equitas Capital Advisors, LLC. From November 1999 to January 2002, he was President of Avondale Industries, Inc., a shipbuilder. He was Vice President and Chief Financial Officer of Avondale Industries, Inc. from 1987 to 1999 when it was an independent public company until its acquisition by Litton Industries, Inc. in 1999.

(3)	Mr. McFarland is also a director of Newpark Resources, Inc. and was a director of Sizeler Property Investors, Inc. until the company was sold in 2006.

(4)	Mr. Patron joined the Company in 1983, served as President of the Corporate Division and Chief Financial Officer from 1987 to 1998 and served on the board of directors from 1991 through 1998. In 1998, he scaled back his activities and took on the role of consultant and chief administrative officer until his retirement in 2001.

(5)	Mr. Ryan served as President and Chief Executive Officer of First Bank and Trust from October 1998 to July 2005. From July 1998 until October 1998, he served as Vice Chairman of Bank One, Louisiana and Chairman of its New Orleans market. Prior to its acquisition by Bank One in 1998, he served as President and Chief Executive Officer of First National Bank of Commerce, positions he held since 1991. Mr. Ryan spent the first 20 years of his career with Arthur Andersen and Company, specializing in auditing and consulting for financial institutions.

(6)	Stewart Capital, LLC is an investment company owned entirely by Frank B. Stewart, Jr., our Chairman of the Board. Mr. Stewart served as Chairman of the Board from 1984 until his retirement in September 2003, at which time he became our Chairman Emeritus. Mr. Stewart again became Chairman of the Board upon the retirement of our former Chairman of the Board in April 2007.

          In determining the independence of the nominees, the board of directors considered, among other things, certain business relationships among individual nominees. Specifically, the board considered the fact that Mr. Stewart is an investor in First NBC Bank, of which Mr. Ryan is the President and Chief Executive Officer and from which Mr. Stewart has secured a line of credit.

Meetings; Committees
          During the fiscal year ended October 31, 2007, our board of directors held 8 meetings. Each director attended 75 percent or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served.
          Our board of directors has an audit committee, a compensation committee, a corporate governance and nominating committee, and an investment committee with the following members as of October 31, 2007:

Meetings
Audit Committee Members	in 2007
Ashton J. Ryan, Jr., Chairman	5
Alden J. McDonald, Jr.
Ronald H. Patron
Michael O. Read

Meetings
Compensation Committee Members	in 2007
James W. McFarland, Chairman	8
Alden J. McDonald, Jr.
Michael O. Read

Corporate Governance and Nominating	Meetings
Committee Members	in 2007
Frank B. Stewart, Jr., Chairman	11
Alden J. McDonald, Jr.
Ronald H. Patron
Michael O. Read

Meetings
Investment Committee Members	in 2007
Ashton J. Ryan, Jr., Chairman	4
James W. McFarland
Ronald H. Patron
Audit Committee
          The functions and independence of the audit committee are described below under the heading “Audit Committee Report.”
Compensation Committee
          All members of the compensation committee are independent, as independence for compensation committee members is defined in the listing standards of The NASDAQ Stock Market, LLC. The compensation committee operates under a written charter adopted by the board of directors that is available on our website at www.stewartenterprises.com.
          The compensation committee recommends to the board for its approval at least annually a compensation policy for members of the board who are not full time employees of the Company, after evaluating our compensation practices in relation to other companies of comparable size and within our industry.

          The compensation committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, approve any contract under which compensation is awarded to an executive officer, and make awards to executive officers under our stock compensation plans.
          The compensation committee has directly engaged Towers Perrin as its compensation consultant from time to time to provide information on executive and director compensation levels of similar companies for purposes of assuring that compensation is set at appropriate levels and that its compensation practices are reasonable. In fiscal 2007, Towers Perrin provided compensation data in connection with our search for a Chief Executive Officer and our offer to Mr. Crawford to serve in such capacity. For more information regarding the processes used by the compensation committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.
Corporate Governance and Nominating Committee
          All members of the corporate governance and nominating committee are independent, as independence for nominating committee members is defined in the listing standards of The NASDAQ Stock Market, LLC. The committee operates under a written charter adopted by the board of directors that is available on our website at www.stewartenterprises.com.
          The corporate governance and nominating committee is responsible for corporate governance, succession planning and the identification and recommendation to the full board of directors of candidates for nomination or re-nomination to the board of directors. The committee will consider candidates recommended by shareholders who follow the procedures described above under the caption “Nominations.” Although the committee has not established specific minimum qualifications for a position on the board of directors, it believes that candidates should have a strong educational background, a record of outstanding business or professional achievement and an impeccable reputation for integrity. The committee also believes that the experience and skills of the board members should be complementary, such that the board as a whole has a broad range of experiences. To identify potential director candidates, the committee primarily has sought suggestions from current board members and their contacts. The committee will also accept suggestions from shareholders who follow the nomination procedures described above and may seek the assistance of a professional search firm from time to time in the future. The committee gathers such additional information on suggested candidates as it deems relevant, considers which candidates it wishes to pursue further based on the criteria described above, interviews the remaining candidates, deliberates, and then decides which candidate or candidates to recommend to the board. The committee evaluates candidates suggested by shareholders in the same manner as candidates from all other sources.
Audit Committee Report
          The audit committee operates under a written charter adopted by the board of directors, which is available on our website at www.stewartenterprises.com. All members of the audit committee are independent, as independence for audit committee members is defined in the listing standards of The NASDAQ Stock Market, LLC and applicable rules of the Securities and Exchange Commission. The board has determined that Ashton J. Ryan, Jr. and Ronald H. Patron are audit committee financial experts as defined in Item 407(d) of Regulation S-K.
          The audit committee oversees our Company’s accounting and financial reporting processes and the audit of our financial statements on behalf of our board. Management has the primary responsibility for the financial statements and the accounting and financial reporting processes, including the system of disclosure controls and procedures and internal control over financial reporting.
          In this context, the audit committee has met and held discussions with management, our internal auditors and our independent registered public accounting firm. Management represented to the audit committee that our Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our Company as of and for the periods presented in the financial statements. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Volume I. AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

          In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from the Company and our management, including matters in the written disclosures and letter provided by the firm to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the PCAOB in Rule 3600T, Discussions with Audit Committees. The independent registered public accounting firm has represented to the Company that they are independent under applicable rules of the Securities and Exchange Commission.
          The audit committee has discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee has met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our Company’s internal controls over financial reporting and the overall quality of our Company’s financial reporting.
          In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended October 31, 2007, for filing with the Securities and Exchange Commission.
          The following table lists the aggregate fees and costs billed by PricewaterhouseCoopers LLP, the member firms of PricewaterhouseCoopers International Limited, and their respective affiliates to our Company for the fiscal years ended October 31, 2007 and 2006.

	Amount Billed
	Fiscal Year Ended	Fiscal Year Ended
	October 31, 2007	October 31, 2006
Audit Fees(1)	$1,532,546	$3,591,296
Audit-Related Fees(2)	214,306	150,809
Tax Fees(3)	53,992	41,437
All Other Fees(4)	—	—

(1)	Consists of aggregate fees and costs for professional services rendered in connection with the annual audit and for compliance with Section 404 of the Sarbanes-Oxley Act, the Securities and Exchange Commission review, statutory audits including the audit of our Puerto Rican operations and Investors Trust, Inc. (“ITI”), and fees for reviewing the financial statements included in our Company’s Form 10-Qs for the fiscal years ended October 31, 2007 and 2006.

(2)	Consists of aggregate fees and costs for professional services related to comfort letters issued in connection with our debt refinancings and consultations regarding financial accounting and reporting standards for the fiscal years ended
October 31, 2007 and 2006.

(3)	Relates to aggregate fees and costs for professional services rendered in connection with our tax compliance, including the preparation of international tax returns for the fiscal years ended October 31, 2007 and 2006.

(4)	There were no fees and costs billed to our Company by PricewaterhouseCoopers LLP for the fiscal years ended October 31, 2007 and 2006 for professional services other than audit fees, audit-related fees and tax fees.
          The audit committee has determined that the provision of the services described above is compatible with maintaining the principal accountant’s independence from our Company.
          The audit committee’s charter provides that the committee will pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. The audit committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting. Pursuant to its charter, the committee has adopted procedures for the pre-approval of services by the Company’s independent registered public accounting firm. The committee will, on an annual basis, retain the independent registered public accounting firm and pre-approve the scope of all audit services and specified audit-related services. The chair of the committee or the full committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. The committee has pre-approved the independent registered public accounting firm’s providing advice regarding isolated accounting and tax questions up to $25,000 per calendar quarter. Any other permitted non-audit services must be pre-approved by either the chair or the full audit committee. In fiscal year 2007, 100 percent of the services provided to the Company by the independent registered public accounting firm were pre-approved in compliance with the policies described above.
Submitted by the Audit Committee:

Ashton J. Ryan, Jr.	Alden J. McDonald, Jr.	Ronald H. Patron	Michael O. Read

Director Compensation For Fiscal 2007
          The table below summarizes the compensation of our directors for our fiscal year ended October 31, 2007. Messrs. Crawford and Kitchen do not receive any additional compensation for service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)

Alden J. McDonald, Jr.	$60,375	$94,920	(1)	$155,295

James W. McFarland	75,875	94,920	(1)	170,795

Ronald H. Patron	63,875	94,920	(1)	158,795

Michael O. Read	73,375	94,920	(1)	168,295

Ashton J. Ryan, Jr.	73,875	94,920	(1)	168,795

Frank B. Stewart, Jr.	64,475	94,920	(1)	159,395

(1)	Represents the amount recognized in fiscal 2007 for financial statement reporting purposes in accordance with FAS 123R for all stock awards granted to our directors. Consists of 12,000 shares of Class A common stock granted to each independent director pursuant to the 2005 Directors’ Stock Plan on February 28, 2007. Each recipient is required to retain 75 percent of these shares (or 9,000 shares) until he ceases to serve on the board. The grant date fair value of each of these awards was computed in accordance with FAS 123R was $94,920. No amount was recognized in fiscal 2007 for financial statement purposes for any other stock awards granted to these directors in prior years.

Cash Compensation
          In August 2007, we adopted changes to the cash compensation of our non-employee directors in an effort to make our non-employee director compensation competitive with peer companies and consistent with current trends in non-employee director compensation. Towers Perrin provided information to the compensation committee on board compensation practices of Fortune 500 companies to give the committee an understanding of current trends at large companies. Towers Perrin also provided information on the director pay practices at three of our direct competitors, Service Corporation International, Inc., StoneMor Partners LP and Carriage Services, Inc., which the committee considered in setting compensation levels. The committee did not benchmark its compensation with these companies as the practices and compensation levels among the companies varied substantially.
          We increased the annual cash retainer for serving as a director from $21,000 to $60,000 per year, set an annual cash retainer for serving on the Audit Committee at $12,500 per year and set an annual cash retainer for serving on all other committees at $10,000 per year. At the same time, meeting fees, which had been $1,500 for each board and board committee meeting attended and $1,000 for meetings held via teleconference or video conference, were eliminated. We also increased the annual retainers for the Chairman of the Board and Chairman of the Compensation Committee from $10,000 and $5,000 to $15,000 and $7,500, respectively. The Chairman of the Audit Committee continues to receive an annual retainer of $10,000.
Stock Compensation
          In February 2007, we issued 12,000 shares of Class A common stock as fiscal 2007 equity compensation to each continuing non-employee director, 9,000 of which must be retained while the director serves on the board. In addition, directors who were not standing for re-election at our 2007 annual meeting of shareholders received 6,000 shares.
          In January 2008, we issued 12,000 shares of Class A common stock to each non-employee director as fiscal 2008 equity compensation, 9,000 of which must be retained while the director serves on the board.

Director Stock Ownership Policy
          In May 2006, the compensation committee adopted a policy requiring that each non-employee director own common stock of the Company with a value equal to at least five times the amount of the annual cash retainer no later than five years following adoption of the policy. New board members must comply with this policy five years after joining the board.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
          This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the compensation committee’s determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the Summary Compensation Table below (the “Named Executive Officers”).
Executive Compensation Philosophy and Objectives
          The compensation committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for shareholders. The committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available through adherence to the following core compensation objectives:
•	Providing compensation commensurate with the level of success achieved;

•	Providing a total compensation opportunity that is competitive with similar size, general industry companies and death care industry companies with which we compete for talent;

•	Managing fixed costs by combining a more conservative approach to base salaries and benefits, with more emphasis on performance-dependent short- and long-term incentives;

•	Recognizing and rewarding the achievement of corporate, divisional, and individual performance goals; and

•	Aligning the interests of executives with those of our shareholders by emphasizing long-term, performance-dependent incentives.
          Our compensation programs are designed to reward achievement of corporate objectives, and these programs will change from time to time as those objectives change. The specific principles, components, and decisions used in fiscal 2007 in establishing the compensation of executive officers are discussed in more detail below.
Role of Compensation Consultant and the Analysis Used in Setting Compensation Levels
          Historically, our compensation committee has from time to time retained Towers Perrin, an independent consulting firm, to review our executive compensation and to provide data on executive compensation practices. In 2004, the committee retained Towers Perrin to prepare a comprehensive review of our total direct compensation program for our executive officers and to prepare a competitive compensation analysis. Total direct compensation consists of base salary, annual incentives and long-term incentives. In this study, Towers Perrin compared our executive compensation program with the compensation of a peer group made up of the following death care industry companies: Service Corporation International, Hillenbrand Industries, Inc., Alderwoods Group, Inc., Matthews International Corp., Carriage Services, Inc. and Rock of Ages, Inc. The report also compared our compensation to a larger peer group that includes these death care industry companies, plus nine additional service industry companies of similar size. These additional companies were H&R Block, Inc., G&K Services, Inc., Sabre Holdings Corp., Weight Watchers International, Inc., Regis Corp., Angelica Corp., Bright Horizons, Inc., Cintas Corp. and Navigant International, Inc. Lastly, our executive compensation was compared to the Towers Perrin database of general industry companies with annual revenues of approximately $500 million. This data indicated that our total target annual cash compensation fell between the 50th and 75th percentile and long-term equity compensation fell below the 25th percentile. The data from this analysis was used by the committee as a basis for compensation decisions in fiscal 2005 and later years generally targeting total direct compensation at the median levels of these peer group and general industry companies.
          In fiscal 2005, we retained Towers Perrin in connection with setting the compensation of Messrs. Heffron and Stephens when they assumed additional responsibilities in connection with our corporate restructuring. At that time, we consolidated from four operating divisions to two and expanded the responsibilities of Mr. Heffron, as President of our newly aligned Eastern Division, and of Mr. Stephens, as President of our newly aligned Western Division.
          In fiscal 2007, we again retained Towers Perrin to provide us with compensation data in connection with our search for a Chief Executive Officer and our offer to Mr. Crawford to serve as our new Chief Executive Officer.
          In both 2005 and in 2007, we asked Towers Perrin to provide us with updated data on executive compensation paid to chief executive officers, chief operating officers and division presidents by general industry companies with comparable revenues to ours (approximately $500 million) (the “comparison companies”). The committee used this data to ensure that, in fairness to the Named Executive Officers and to the Company’s shareholders, our executive compensation is set at reasonable levels. The committee reviewed this data as a point of reference for measurement purposes, but not as the sole determinative factor in setting our executive compensation. In addition to the survey data provided by Towers Perrin, the committee also generally reviewed published data from other sources and proxy data of peer companies in the death care industry (Service Corporation International, Carriage Services, Inc., Alderwoods Group, Inc. (prior to its acquisition by Service Corporation International in 2006)), and other closely related industries.
          During the last three years, the committee has targeted total direct compensation (base salary, annual cash and stock incentive awards and long-term incentives) at approximately the median level of the general industry comparison companies and in accordance with the recommendations on competitive compensation levels provided by the independent consultant. Due to substantial size differences among the small number of companies in the death care industry, we no longer target our compensation levels at the median of these companies, but the committee reviews their compensation information in order to have a complete picture of competitor compensation practices.
          The committee believes that positioning target total direct compensation at median levels, while at the same time appropriately rewarding high performance, will allow us to attract and retain an appropriate level of executive talent. In setting fiscal 2007 compensation, the committee reviewed a summary of total fiscal 2006 compensation for the executive officers in order to have a complete picture of existing compensation levels. The committee’s analysis of and satisfaction with the fiscal 2006 compensation mix and levels led to its conclusion to generally maintain similar pay mix and potential compensation levels for 2007 to those that had been in effect in 2006, with exceptions explained below.
          The committee’s goal is that 50 to 70% of total potential compensation be at risk, depending upon the level of responsibility of the executive. The committee has not in the past considered retirement income, equity holdings, equity gains and future long-term compensation in setting annual compensation. However, in setting compensation levels for fiscal year 2008, the committee received and considered a wealth accumulation analysis of each Named Executive Officer that provided information on equity holdings, past equity gains, and vested retirement benefits. The committee will use this data in making future decisions on equity grants and retirement benefits.
          When setting the targets for the annual incentive plan, the committee receives input from the Chief Executive Officer and the Chief Financial Officer and reviews the approved operating plan for the upcoming fiscal year. The committee meets with the Chief Executive Officer and Chief Financial Officer to review and discuss extensively the ranges of values for the various quantitative performance metrics and then meets in executive session to make its final decisions.
          When making compensation decisions for individual executive officers, the committee takes many factors into account, including the individual’s role and responsibilities, performance, tenure, and experience; the performance of the Company overall; the recommendations of the Chief Executive Officer and Chief Financial Officer for other officers; the recommendations of board committee chairmen; the individual’s historical compensation; survey data, and comparisons to other executive officers of our Company.

Evaluating Performance
          The committee evaluates the performance of the Named Executive Officers on an annual basis. The committee consults with the other directors regarding the performance of our Chief Executive Officer and with the other board committee chairmen regarding the performance of the other Named Executive Officers. The committee also seeks the advice of our Chief Executive Officer in connection with the performance evaluation and compensation decisions for our other executive officers; however, the Chief Executive Officer is not present when the committee meets to evaluate his performance and determine his compensation. The Chief Financial Officer and the investment committee of the board are also involved in the performance evaluation of Mr. Hawkins. The committee may delegate its authority to any one or more of its members; however, decisions made pursuant to delegated authority must be presented to the full committee at its next scheduled meeting for final approval. Also, our stock option grant policy provides that all stock option grants will be made by the committee.
The Total Compensation Package
          Employment Agreements — Our compensation arrangements with our Chief Executive Officer and Chief Financial Officer are provided in their employment agreements.
          On February 20, 2007, we entered into a three-year employment agreement with Mr. Crawford, as our new Chief Executive Officer, pursuant to which he receives an annual base salary of $600,000 and participates in our annual incentive plan. Mr. Crawford will be entitled to one year’s base salary if his employment is terminated without cause or with good reason and two year’s base salary if his employment is terminated without cause or with good reason within two years after a change of control. All of his options and restricted stock vest upon a change of control. The agreement prohibits Mr. Crawford from competing with our Company for two years after termination of employment. To encourage him to join our Company, we also entered into a separate supplemental executive retirement agreement (a “SERP Agreement”) with Mr. Crawford, the terms of which are described in the “Pension Benefits” section below.
          In addition to serving as our Chief Financial Officer, Mr. Kitchen became our acting Chief Executive Officer in June 2006. In November 2006, we entered into an amended employment agreement with Mr. Kitchen to reflect his additional responsibilities. The agreement provided for an increase in his annual base salary from $325,000 to $550,000 and an increase in his maximum annual incentive from 140% to 160% of annual base salary effective June 9, 2006. These were the compensation levels previously set for our Chief Executive Officer, and would remain in effect for as long as Mr. Kitchen served as our acting Chief Executive Officer. His SERP Agreement was also amended to allow him to receive an annual benefit equal to four percent of final average pay for each of his first five years of service, rather than cliff vesting after five years of service at 20 percent of final average pay. The terms of his SERP Agreement are described in the “Pension Benefits” section below.
          On May 14, 2007, we entered into a new employment agreement with Mr. Kitchen with equivalent terms to Mr. Crawford’s, except that his annual base salary was set at $400,000, and his maximum annual incentive award for the period in fiscal 2007 that he served as Chief Financial Officer was 140% of base salary. Mr. Kitchen’s SERP Agreement described above remains in effect.
          Messrs. Heffron, Stephens and Hawkins previously had employment and change of control agreements, but these agreements expired on October 31, 2006, and were not renewed. The committee does not intend to offer employment or change of control agreements to executive officers other than the Chief Executive Officer and Senior Executive Vice President in the future.
          Elements of the Total Compensation Package — The key elements of the compensation program for our executive officers are base salary, annual incentive bonus, long-term incentives, retirement benefits, change of control benefits and perquisites.
          Because executive officers are in a position to directly influence the overall performance of the Company, and consistent with our pay-for-performance philosophy, a significant portion of their compensation is delivered in the form of performance-dependent, annual and long-term incentive programs. The level of performance-dependent pay may vary for each executive based on level of responsibility, market practices, and internal equity considerations.

          The actual target compensation for each individual executive may vary from the general median market position target based on such factors as individual skills, experience, contribution and performance, internal equity, or other factors that the committee may take into account that are relevant to the individual executive. In addition, actual compensation results (e.g., amounts earned and paid each year) are typically somewhat higher or lower than target based on corporate, divisional and individual performance.
Individual Compensation Components
     Base Salary
          Design — Our philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to successfully manage the business. Actual individual salary amounts are not objectively determined, but instead reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, experience, the individual’s historical compensation, internal equity considerations and other factors, including any retention concerns.
          Results —As described above under “Role of Compensation Consultant and the Analysis Used in Setting Compensation Levels,” when Mr. Crawford was recruited to join the Company, the committee received information on competitive salary and total compensation levels from Towers Perrin. Mr. Crawford’s salary was set below the market median with more emphasis placed on the “at risk” performance-based elements of his compensation. When Mr. Kitchen took over as acting Chief Executive Officer in June 2006, he was offered the same $550,000 salary that was paid to his predecessor. The committee referred to data from previous Towers Perrin reports in making its decisions as to Mr. Kitchen’s predecessor’s compensation. Since Mr. Kitchen’s predecessor was an internal promotion without Chief Executive Officer experience, his base salary was set below the market median and below the salary level of his predecessor in that position. The committee believed that maintaining the Chief Executive Officer salary level was fair to Mr. Kitchen and was crucial to ensuring Mr. Kitchen’s assumption of the Chief Executive Officer responsibilities. In addition, Mr. Kitchen had chief executive officer experience, and he was a strong internal candidate for the Chief Executive Officer position. In establishing salary levels for fiscal 2007 for the other Named Executive Officers, the compensation committee considered the input and recommendations of Mr. Kitchen, as acting Chief Executive Officer, when evaluating factors relative to the salary levels of the Named Executive Officers other than Mr. Kitchen himself.
          As described above, in recent years the compensation committee’s goal has been to allocate more compensation to the performance-dependent elements of the total compensation package. As a result, annual base salary increases in recent years among executive officers were generally modest as more focus was placed on the annual incentive bonus and equity compensation. There were two exceptions in fiscal 2007 that are described below.
          Mr. Kitchen’s reported base salary increase in fiscal 2007 over fiscal 2006 resulted in part from his period of service as acting Chief Executive Officer. In addition, his salary level as Senior Executive Vice President and Chief Financial Officer in fiscal 2007 increased 23% to $400,000, as compared to a Chief Financial Officer salary level of $325,000 prior to becoming acting Chief Executive Officer. Although the committee has historically given modest salary increases to Named Executive Officers, the committee approved a more substantial increase than usual for Mr. Kitchen to appropriately compensate him for his expected role of assisting Mr. Crawford in a smooth assumption of the Chief Executive Officer responsibilities and for his promotion to the new position of Senior Executive Vice President.
          Mr. Hawkins’ base salary increased 53.8% from $325,000 to $500,000 during fiscal 2007. This increase was a result of Mr. Hawkins’ unique contributions to the Company as portfolio manager of trusts exceeding $900 million. The board, investment committee and compensation committee evaluated the contributions of Investors’ Trust, Inc., analyzed options to grow this core competency by considering the management of outside funds, considered succession planning, analyzed compensation structures for independent portfolio managers, and evaluated the cost of using an outside portfolio manager. As a result of this evaluation and based upon recommendations by the Chief Financial Officer, the committee increased Mr. Hawkins’ base salary in order to align his compensation with outside portfolio managers and hired an assistant portfolio manager.

Annual Incentive Award
          Design — The annual incentive plan is designed to align executive officer pay with overall performance based on the achievement of corporate and divisional performance objectives for all Named Executive Officers. The annual incentive also contains a qualitative individual performance component. Our goal in recent years has been to shift a larger portion of executive compensation away from salary and toward performance-based compensation. Accordingly, the annual award potential for superior performance for each Named Executive Officer can be a substantial portion of total compensation. Our annual incentive plan does not contemplate discretion by the committee to change the quantitative portion of the award. However, the committee does have discretion to establish other incentive and reward arrangements and pay additional compensation outside of the annual incentive plan.
          The maximum bonus opportunity under our annual incentive plan for each Named Executive Officer for fiscal 2007 was as follows:

Maximum Incentive
Named Executive Officer	as a % of Base Salary
Thomas J. Crawford	160%
Thomas M. Kitchen	160%/140%*
Brent F. Heffron	130%
G. Kenneth Stephens, Jr.	130%
Lawrence B. Hawkins	130%

*	Mr. Kitchen’s maximum incentive percentage changed when his position changed from acting Chief Executive Officer and Chief Financial Officer to Senior Executive Vice President and Chief Financial Officer.
          The target bonus opportunity is equal to 50% of the maximum opportunity and the threshold is equal to 20% of the maximum opportunity. Results that fall between the threshold, target and maximum levels are pro-rated.
          The annual incentive percentages for Messrs. Crawford and Kitchen for fiscal 2007 were provided in their employment agreements. Their employment agreements also provide that the annual incentive bonus in fiscal 2007 was to be paid half in cash and half in stock. The annual incentives paid to the other Named Executive Officers may be paid in cash or stock at the discretion of the Committee.
          The committee uses the following factors, among others, in determining the annual performance criteria and target performance levels: prior recommendations from the independent consultant; an analysis of the financial measures where the committee wants to focus executive attention and effort; Company, divisional, subsidiary and individual performance in the prior fiscal year; and the Company’s budget and range of projections for the upcoming fiscal year.
          For fiscal 2007, the corporate, divisional and individual performance portions for each Named Executive Officer were as follows:

	Corporate
		Adjusted Free Cash	Divisional/
Named Executive Officer	Adjusted EPS	Flow	Subsidiary	Individual
Thomas J. Crawford	50%	35%	—	15%
Thomas M. Kitchen	50%	35%	—	15%
Brent F. Heffron	30%	—	60%	10%
G. Kenneth Stephens, Jr.	30%	—	60%	10%
Lawrence B. Hawkins	30%	—	60%	10%
          For each of the quantitative criteria used in the annual incentive plan, the committee considers and approves appropriate adjustments for unusual items that were not included in the Company’s budget and that are deemed to be outside the control of the executives.

          Corporate Performance — The corporate performance portion of the annual incentive for each of the Named Executive Officers includes consolidated adjusted earnings per share, as this is the corporate performance measure that the committee believes is one of the key drivers of long-term shareholder return.
          The annual incentives of Messrs. Crawford and Kitchen also include a corporate performance portion based upon adjusted free cash flow, because of our strategic goal to generate cash to allow for investment in other opportunities, products and services.
          The committee uses a framework similar to one recommended by Towers Perrin for setting threshold, target and maximum levels. Each year the committee reviews the annual incentive plan framework and makes adjustments and improvements as necessary, taking into account the advice of the compensation consultant and management as well as literature and compensation committee best practices. Each of the performance metrics is evaluated separately and independently from the others. The committee’s goal is that the threshold level should be achievable with a probability of 80%. The committee considers, among other factors, the previous year’s adjusted results in establishing the threshold and typically establishes the threshold at or above that value. The target level is typically associated with the Company’s budget with a probability of achievement of approximately 50%. The committee’s goal is to establish a maximum level that has a very low probability of achievement of approximately 10%. Setting the free cash flow targets with these desired probabilities has been difficult due to unexpected items that impact free cash flow from year to year.
          The corporate performance goals for fiscal 2007 were as follows:

Performance Criteria	Threshold	Target	Maximum
Adjusted earnings per share	$0.34	$0.37	$0.40
Adjusted free cash flow	$54 million	$56 million	$58 million
          Divisional/Subsidiary Performance — The annual incentives of Messrs. Heffron, Stephens and Hawkins include divisional or subsidiary performance criteria in order that the incentive is substantially aligned with the particular performance objectives, for the division or subsidiary for which each is responsible.
          For Messrs. Stephens and Heffron, a maximum of 60% of potential annual incentive is based upon a number of divisional/subsidiary performance metrics. These include, in the order of importance: divisional profitability, core funeral call growth, preneed cemetery sales, customer satisfaction, and preneed funeral sales. A method similar to the one described above for earnings per share and free cash flow is used to set the threshold, target, and maximum values for each performance metric. The target values generally are based on an aggressive budget, and the threshold and maximum values are set at least conceptually with approximate probabilities of 80% and 10% achievement, respectively. The divisional business objectives for Messrs. Heffron and Stephens are as follows:

Performance Criteria	Threshold	Target	Maximum
Customer surveys — extremely satisfied	Achieve an 85% to 86.9% rating	Achieve an 87% to 89.9% rating	Achieve a 90%+ rating

Core funeral call growth	Achieve .75% core calls growth	Achieve 1.5% core calls growth	Achieve 2.25% core calls growth

Gross profit	Achieve 95% of gross profit plan	Achieve 97.5% of gross profit plan	Achieve 102.5% of gross profit plan

Preneed property sales	Achieve 95% of property sales plan	Achieve 97.5% of property sales plan	Achieve 102.5% of property sales plan

Preneed funeral sales (PNFS)	Achieve 95% of PNFS plan	Achieve 97.5% of PNFS plan	Achieve 102.5% of PNFS plan
          For Mr. Hawkins, a maximum of 60% of his potential annual incentive is based upon the performance of the investment portfolios that he manages through Investors Trust, Inc., a subsidiary of the Company. The portfolios that he manages consist of a preneed funeral and merchandise portfolio, a perpetual care portfolio where state law permits capital gains to be withdrawn and a perpetual care portfolio where state law prohibits the withdrawal of capital gains. Mr. Hawkins’ performance metrics are based on the one- and two-year performance of each portfolio relative to a custom index of relative market indices weighted according to the actual asset allocation of the portfolio. Mr. Hawkins’

incentive is also based upon the actual return of the portfolio, as compared to the plan year target return as established in advance by the investment committee of our board. The target return for fiscal 2007 was 6.5% for the preneed funeral and merchandise portfolio. The perpetual care portfolios, which are more concentrated in fixed income securities, had a target return for fiscal 2007 of 6.2%. The investment committee retained Merrill Lynch to benchmark overall performance and the performance of each portfolio. Merrill Lynch supplied the market indices with analyses of the performance of each portfolio to the investment committee. The compensation committee then used this data to design the performance metrics and targets for Mr. Hawkins. The following business objectives apply to Mr. Hawkins’ annual award:
Portfolio Performance Compared to Custom Index and Target Return

	Threshold	Target	Maximum
Preneed funeral and merchandise portfolio	50 basis points below	25 basis points above	100 basis points above

Perpetual care with gains portfolio	50 basis points below	25 basis points above	100 basis points above

Perpetual care without gains portfolio	50 basis points below	12.5 basis points above	50 basis points above
          Individual Performance — The committee uses discretion in a qualitative evaluation of individual performance and considers the following factors, among others, in approving the annual incentive awards: the committee’s evaluation of the Chief Executive Officer and his written self-evaluation, the input of other board committee chairmen, the Chief Executive Officer’s written performance evaluation of the other executive officers, leadership, management, strategic planning, succession planning, employee development, business development, and customer service.
          Results — For fiscal 2007, both of the corporate performance goals, adjusted earnings per share and adjusted free cash flow, exceeded the maximum payout levels. The committee approves adjustments that it determines are appropriate for unusual items that are deemed to be outside the control of management.
          Reported earnings per share was adjusted to remove the impact of the following income (expense) items, net of tax, to arrive at adjusted earnings per share:

Forfeiture of restricted stock	$64,000
Hurricane Katrina loss	($1,583,000)
Separation pay to a former executive	($224,000)
Chief executive officer search firm fees	($134,000)
Stock awards to board members	($408,000)
          Adjusted free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures less the impact of any unusual items that are deemed to be outside the control of management. Free cash flow for fiscal 2007 was $63,088,002, which is net cash provided by operating activities of $81,940,661 less maintenance capital expenditures of $18,852,659.
          As to divisional performance targets, the Eastern Division, of which Mr. Heffron serves as president, exceeded the threshold in the areas of customer survey results and preneed funeral sales, generating $16,553 toward Mr. Heffron’s total bonus. The Eastern Division threshold goals for core funeral call growth, gross profit, and preneed property sales were not achieved. The Western Division exceeded the threshold for gross profit, exceeded the maximum for preneed property sales, and exceeded the target for preneed funeral sales, generating $126,092 of Mr. Stephens’ total bonus. The Western Division threshold goals for customer survey results and core funeral call growth were not reached.
          Mr. Hawkins earned $33,429 toward his total bonus for the performance of the portfolios that he manages through Investors Trust, Inc. Mr. Hawkins exceeded the threshold in actual versus target return in the preneed funeral and merchandise portfolio, earning $11,936 toward his total bonus. In the perpetual care without gains portfolio, one-year performance exceeded the maximum, while two-year performance exceeded the target. Together, these components generated $21,493 toward Mr. Hawkins’ bonus.

          Each of the Named Executive Officers received from 85% to 95% of the qualitative portion of the annual incentive after an analysis of the qualitative factors for individual performance described above.
          As mentioned above, Mr. Crawford’s and Mr. Kitchen’s annual incentive awards were paid one-half in stock and one-half in cash. The compensation committee has discretion to determine whether the awards to the other Named Executive Officers will be paid in cash or in stock. The compensation committee adopted stock ownership guidelines in January 2007 for certain executive officers in order to further encourage and facilitate stock ownership by requiring a minimum value of stock ownership at three times base salary for the Chief Executive Officer and two times base salary for Executive Vice Presidents. Unvested restricted stock counts toward stock ownership under the policy. The committee reviews compliance with the policy annually. Each Named Executive Officer was in compliance with the policy as of the end of fiscal 2007. For that reason and because options and restricted stock make up a substantial portion of total compensation, the committee elected to pay out the annual incentive awards to the other Named Executive Officers all in cash.
Long-Term Stock Incentive Awards
          Process and Design — Our practice is to annually grant a combination of stock options and restricted stock to our executive officers as long-term incentives in order to align in a substantial way executive compensation to the interests of the shareholders. Although the compensation committee reviews the compensation practices of comparison companies as described above, the committee does not adhere to strict formulas or survey data to determine the specific mix of compensation elements.
          We believe that the use of stock options and restricted stock in tandem has certain advantages. Although its value may increase or decrease with changes in the stock price during the period before vesting, restricted stock will have value in the long term, encouraging retention of executives. By contrast, the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, restricted stock can deliver significantly greater share-for-share compensation value at grant than stock options, and can offer comparable grant date compensation value with fewer shares and less dilution for our shareholders.
          The committee determines grant size based on the level of responsibility of the executive officer. The committee’s intention is that approximately 50% of the Chief Executive Officer’s annual compensation and approximately 33% of the other Named Executive Officers’ total annual compensation be tied to stock value and appreciation, thereby aligning their long-term interests with those of our shareholders. The committee values proposed option grants based on a Black-Scholes valuation model and the restricted stock at the current market price. In fiscal 2007, for the equity grants to Messrs. Heffron, Stephens and Hawkins, approximately 45% of the total long-term incentive value was in restricted stock and 55% was in options, in recognition of the fact that restricted stock will have value based on continued employment, even if the stock price does not increase after grant. For Messrs. Crawford and Kitchen, the grants were more heavily weighted toward restricted stock as compared to stock options with a ratio of approximately two-thirds to one-third. The committee’s change in the ratio for Messrs. Crawford and Kitchen was related to the addition of the performance vesting criteria to a large portion of the total restricted stock granted to them.
          Typically, our grants of stock options and restricted stock have vested over four years in order to strengthen our ability to retain our management team. We pay dividends currently on shares of restricted stock. In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all restrictions on restricted stock lapse and all options become immediately exercisable upon a change of control. Unvested stock options and unvested restricted stock are generally forfeited on termination of employment for any reason, and vested stock options generally expire within one year in the event of death, disability, retirement at age 65, early retirement with approval of our board of directors or termination other than for cause after completing fifteen years of service. Vested options expire thirty days following termination for any other reason.
          Grants of restricted stock and stock options are considered annually during the Company’s first fiscal quarter. Grants are also made at this time, but may also be made at other times in connection with new hires or promotions. We do not backdate options or grant options or other equity awards retroactively. In addition, we do not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information. Options are granted at fair market value on the date of grant or as of a future specified date, for example, for a new executive officer joining the Company on a future date. All equity grants to executive officers require the approval of the compensation committee.
          In January 2007, our compensation committee granted options and restricted stock to our executive officers, except Mr. Kitchen. Each of Messrs. Heffron, Stephens, and Hawkins received 15,000 shares of restricted stock and options for 40,000 shares of common stock, vesting in substantially equal portions over four years.
          During fiscal 2007, we granted performance-based options and restricted stock to Mr. Crawford and Mr. Kitchen. While we recognize that options are already performance-based and that restricted stock has a performance aspect in that the value increases with increases in the stock price, our goal was to tie the vesting of these awards to the achievement of challenging performance goals tied to stock price and return on equity. These grants were made when we entered into new employment agreements with these officers.
          Mr. Crawford was granted 100,000 shares of restricted stock vesting over three years without performance criteria. Mr. Crawford also received 120,000 shares of restricted stock vesting over a three-year period based upon the achievement of specified trading prices of our Class A common stock: 40,000 shares vest on October 31, 2008, if the closing price per share of our Class A common stock equals or exceeds $8 per share for twenty consecutive trading days during fiscal 2008; 40,000 shares vest on October 31, 2009, if the closing price equals or exceeds $9 per share for twenty consecutive trading days during fiscal 2009; 40,000 shares vest on October 31, 2010, if the closing price equals or exceeds $10 per share for twenty consecutive trading days during fiscal 2010. To the extent not already vested, all 120,000 shares vest on October 31, 2010, if the closing price equals or exceeds $10 per share for twenty consecutive trading days at any time after his start date and on or before October 31, 2010.
          In addition, Mr. Crawford received 120,000 shares of restricted stock vesting over a three-year period based upon the achievement of specified return on equity criteria: 40,000 shares vest on October 31, 2008, if our return on equity (“ROE”) for fiscal 2008 is greater or equal to 10 percent; 40,000 shares vest on October 31, 2009, if ROE for fiscal 2009 is greater or equal to 11 percent; and 40,000 shares vest on October 31, 2010, if ROE for fiscal 2010 is greater or equal to 12 percent. To the extent not already vested, all 120,000 shares vest on October 31, 2010, if the ROE for fiscal years 2008, 2009, and 2010 is greater than or equal to 11 percent on a compounded annual basis. Our ROE for fiscal 2006 was 8.6%, so the initial 10% target represents a 16% increase over the fiscal 2006 level, with an additional 10% increase in 2009 and a 9% increase in 2010. Our stock price was $7.29 at the time we entered into the employment agreement with Mr. Crawford. His initial target level was 9.7% higher than the price at that time, with 2009 and 2010 price targets constituting 12.5% and 11.1% additional increases, respectively.
          Mr. Crawford also received options to purchase 360,000 shares of Class A common stock, vesting over a three-year period based upon the same stock price performance criteria applicable to his shares of restricted stock.
          Mr. Kitchen was granted restricted stock and options with identical vesting terms as Mr. Crawford. Mr. Kitchen was granted 50,000 shares of time-vest restricted stock, 60,000 shares that vest based on ROE, 60,000 shares that vest based on stock price performance, and 180,000 options that vest based upon stock price performance.
          The most recent grants of restricted stock and options to Messrs. Heffron, Stephens, and Hawkins made in fiscal 2008 also include ROE and stock price performance criteria, so that all of our Named Executive Officers will have their equity compensation dependent upon strong financial achievement and sustained stock price appreciation.
Retirement Plans
          We provide a Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”) and a Supplemental Executive Retirement Plan (the “SERP”) for our Named Executive Officers other than Messrs. Crawford and Kitchen, who have similar benefits under their separate SERP Agreements. These plans are described in detail below under the headings “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal 2007.” These plans were initially adopted in 1995 and 2002, respectively. No new participants have been named since inception.

Change of Control and Termination Benefits
          In their employment agreements, we provide two years of base salary to Messrs. Crawford and Kitchen if their employment is terminated without cause or with good reason within two years after a change of control. Our equity plans also provide for accelerated vesting upon a change of control. These change of control provisions are intended to provide them with sufficient incentive to stay with the Company in the event of a change of control and provide them with some measure of financial security.
          We also provide accelerated vesting of certain retirement benefits to our Named Executive Officers, as described below in “Potential Payments upon Termination or Change of Control.”
          We believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company. Our change of control policies ensure that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions.
          Messrs. Crawford and Kitchen also are entitled to one year’s base salary if employment is terminated without cause or if they resign with good reason outside of a change of control. The termination of employment provisions of Mr. Crawford’s employment agreement were designed to provide a fixed amount of compensation that would offset the potential risk of leaving his prior employer to join our Company. Mr. Kitchen was offered a similar benefit in his employment agreement to encourage him to continue with our Company. Each has also agreed to non-competition restrictions for two years after termination.
Other Compensation
          We have also for many years provided our Named Executive Officers with some perquisites consisting primarily of an auto allowance and reimbursement for auto-related expenses and payment of their premiums for participation in our health and dental insurance plans. We have also for many years reimbursed executives for memberships in social clubs on a case-by-case basis if we deem appropriate to support business objectives. In addition, we have reimbursed executives for the travel and entertainment of their spouses in attending business functions to encourage spousal attendance. The committee carefully reviewed our perquisite policy in fiscal 2008. We consider these perquisites to be reasonable.
Section 162(m) of the Internal Revenue Code
          Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). The annual incentive compensation and restricted stock granted to our executive officers have not previously been structured to qualify as performance-based compensation. Our shareholders approved a new Executive Officer Incentive Plan at last year’s annual meeting and we intend to pay our fiscal 2008 annual incentive awards to our Named Executive Officers under that plan in order that the quantitative portion may qualify as “performance-based” under Section 162(m) and be fully deductible. Our compensation committee intends to monitor compensation levels and the deduction limitation.
          The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

Compensation Committee Report
          The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.
Submitted by the Compensation Committee:
James W. McFarland                    Alden J. McDonald, Jr.                    Michael O. Read
Compensation Committee Interlocks and Insider Participation
          During the last fiscal year, James W. McFarland, Alden J. McDonald, Jr. and Michael O. Read served on the compensation committee. John C. McNamara also served on the committee until the 2007 annual meeting of shareholders at which he did not stand for re-election. No member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.

Summary Compensation Table
          The following table presents information regarding the total compensation for fiscal 2007 and 2006, as applicable, for the following persons: Thomas J. Crawford, our President and Chief Executive Officer, Thomas M. Kitchen, our Senior Executive Vice President and Chief Financial Officer and Brent F. Heffron, G. Kenneth Stephens, Jr. and Lawrence B. Hawkins, who are the three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2007. These five executive officers are referred to as the “Named Executive Officers.”
Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Awards(1)	Awards(2)	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)(3)	($)(4)	($)(5)	($)

Thomas J. Crawford President and Chief Executive Officer(6)	2007	$346,154	$267,032	$263,725	$561,238	—	$33,359	$1,471,508

Thomas M. Kitchen	2007	478,615	127,139	470,659	710,684	$300,766	59,434	2,147,297
Senior Executive Vice	2006	407,379	58,363	188,271	444,121	202,238	38,403	1,338,775
President and Chief Financial Officer(7)

Brent F. Heffron	2007	336,057	42,753	104,746	191,728	123,732	54,230	853,246
Executive Vice	2006	325,000	30,957	133,024	234,447	79,681	63,169	866,278
President and President-Eastern Division

G. Kenneth Stephens, Jr.	2007	336,538	42,753	104,746	305,817	60,663	54,801	905,318
Executive Vice	2006	325,000	30,957	133,024	311,769	53,405	49,683	903,838
President and President-Western Division

Lawrence B. Hawkins	2007	395,193	42,753	104,746	234,423	593,353	51,488	1,421,956
Executive Vice President and President, Investors Trust, Inc.(8)

(1)	Reflects the amount recognized in fiscal 2007 and 2006, respectively, for financial statement reporting purposes in accordance with FAS 123R for restricted stock granted during and prior to fiscal 2007 and 2006, respectively, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. Assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements for the fiscal year ended October 31, 2007 included in our Form 10-K filed with the Securities and Exchange Commission on December 21, 2007. There were no forfeitures during fiscal 2007 or 2006 for the Named Executive Officers. The actual value realized by the Named Executive Officer with respect to stock awards will depend on the market value of our common stock on the date the stock is sold.

(2)	Reflects the amount recognized in fiscal 2007 and 2006, respectively, for financial statement reporting purposes in accordance with FAS 123R for options granted during and prior to fiscal 2007 and 2006, respectively, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. Assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements for the fiscal year ended October 31, 2007 included in our Form 10-K filed with the Securities and Exchange Commission on December 21, 2007. The actual value of the option awards will depend on the difference between the market value of our common stock on the date the stock option is exercised and the exercise price.

(3)	As described in the “Compensation Discussion and Analysis” section above, these amounts are the annual incentive bonuses paid to the Named Executive Officers based on the performance of the Company and the individual executive relative to pre-established quantitative objectives for the fiscal year and an evaluation of qualitative factors.

(4)	Represents the sum of (1) the change in the actuarial present value of the executive’s accumulated benefit under the SERP and SERP Agreements, and (2) interest earned in the executive’s account in the Deferred Compensation Plan that is considered to be at an above-market interest rate as compared to 120% of the federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. The interest rate paid on the accounts of the Deferred Compensation Plan participants for fiscal years 2007 and 2006 is equal to the Company’s weighted average cost of capital as of the end of each such fiscal year, which was 8.91% and 11.83%, respectively. The amounts for each executive for fiscal years 2007 and 2006 are shown in the following table.

			Above-Market
		Change in Actuarial	Interest on
		Present Value of	Nonqualified
		SERP and	Deferred
Name	Fiscal Year	SERP Agreements	Compensation Plan
Thomas J. Crawford	2007	—	—
Thomas M. Kitchen	2007	$297,415	$3,351
	2006	201,846	392
Brent F. Heffron	2007	104,387	19,345
	2006	49,779	29,902
G. Kenneth Stephens, Jr.	2007	50,766	9,897
	2006	40,047	13,358
Lawrence B. Hawkins	2007	591,931	1,422

(5)	Represents Company contributions to the 401(k) Plan and Deferred Compensation Plan, dividends paid on restricted stock and perquisites. No individual perquisite exceeded the greater of $25,000 or 10 percent of the total perquisites of any executive. Perquisites provided in fiscal years 2007 and 2006 were auto allowance and other auto-related expenses, club memberships, spouse travel, spouse meals and entertainment in attending business functions, health and dental insurance premiums and tuition reimbursement.

(6)	Mr. Crawford joined our Company as President and Chief Executive Officer on March 31, 2007.

(7)	Mr. Kitchen has served as Chief Financial Officer since December 2, 2004. From June 30, 2006 through March 31, 2007, he also served as Acting Chief Executive Officer. On March 31, 2007, he was named Senior Executive Vice President.

(8)	Mr. Hawkins was not a Named Executive Officer for fiscal 2006. Accordingly, compensation information for fiscal 2006 for Mr. Hawkins is not provided.

     Employment Agreements
          Our compensation arrangements with our Chief Executive Officer and Chief Financial Officer are provided in their employment agreements.
          On February 20, 2007, we entered into a three-year employment agreement with Mr. Crawford pursuant to which he receives an annual salary of $600,000 and participates in our annual incentive plan. Mr. Crawford will be entitled to one year’s base salary if his employment is terminated without cause or if he resigns with good reason and two year’s base salary if his employment is terminated without cause or if he resigns with good reason within two years after a change of control. All of his options and restricted stock vest upon a change of control. The agreement prohibits Mr. Crawford from competing with our Company for two years after termination of employment. To encourage him to join our Company, we also entered into a SERP Agreement with Mr. Crawford, the terms of which are described in the “Pension Benefits” section below.
          Mr. Kitchen became our Chief Financial Officer in December 2004 and we entered into an employment agreement providing his compensation and employment terms through October 31, 2007. We also entered into a separate SERP Agreement with Mr. Kitchen that allowed him to receive benefits after 5 years of service with us instead of 10 years as provided in the Supplemental Executive Retirement Plan. The terms of his SERP Agreement are described in the “Pension Benefits” section below.
          Mr. Kitchen became our acting Chief Executive Officer in June 2006. In November 2006, we entered into an amended employment agreement with Mr. Kitchen to reflect his additional responsibilities. The agreement provided for an annual base salary of $550,000 and an increase in his maximum annual incentive to 160% of annual salary effective June 9, 2006. His SERP Agreement was amended to allow him to receive an annual benefit equal to four percent of final average pay for each of his first five years of service, rather than cliff vesting after five years of service at 20 percent of final average pay.
          On May 14, 2007, we entered into a new employment agreement with Mr. Kitchen with equivalent terms to Mr. Crawford’s, except that his annual salary was set at $400,000 and his maximum annual incentive award for the period in fiscal 2007 that he served as Chief Financial Officer was 140% of base salary. Mr. Kitchen’s SERP Agreement described above remains in effect.
          Messrs. Heffron, Stephens and Hawkins previously had employment and change of control agreements, but these agreements expired on October 31, 2006 and were not renewed.

Grants of Plan-Based Awards
          The following table sets forth information about the potential bonus payouts under annual incentive plan grants and equity grants to our Named Executive Officers during fiscal 2007:
Grants of Plan-Based Awards
During Fiscal 2007

					All Other Stock		All Other Option
		Estimated Future Payouts Under			Awards: Number of		Awards: Number of		Exercise or Base	Grant Date Fair
		Non-Equity Incentive Plan Awards			Shares of Stock or		Securities		Price of Option	Value of Stock and
		Threshold	Target	Maximum	Units		Underlying Options		Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)		(#)		($/Sh)	($)

Thomas J. Crawford	—	$113,096	$282,740	$565,479	—		—		—	—
	3/31/2007	—	—	—	340,000	(1)	—		—	$983,620
	3/31/2007	—	—	—	—		360,000	(2)	$8.06	1,041,480

Thomas M. Kitchen	—	143,210	358,028	716,055	—		—		—	—
	5/14/2007	—	—	—	—		180,000	(3)	7.37	440,460
	5/16/2007	—	—	—	170,000	(3)	—		—	415,990

Brent F. Heffron	—	169,184	293,085	455,000	—		—		—	—
	1/8/2007	—	—	—	15,000	(1)	—		—	94,950
	1/8/2007	—	—	—	—		40,000	(1)	6.33	117,592

G. Kenneth Stephens, Jr.	—	169,184	293,085	455,000	—		—		—	—
	1/8/2007	—	—	—	15,000	(1)	—		—	94,950
	1/8/2007	—	—	—	—		40,000	(1)	6.33	117,592

Lawrence B. Hawkins	—	103,074	257,684	515,370	—		—		—	—
	1/8/2007	—	—	—	15,000	(1)	—		—	94,950
	1/8/2007	—	—	—	—		40,000	(1)	6.33	117,592

(1)	These awards were granted through our Amended and Restated 1995 Incentive Compensation Plan.

(2)	Of these option awards granted to Mr. Crawford, 240,000 options were granted through our Amended and Restated 2000 Incentive Compensation Plan and 120,000 options were granted through our Amended and Restated 1995 Incentive Compensation Plan.

(3)	These awards were granted through our 2007 Stock Incentive Plan.
     The amounts included above as Non-Equity Incentive Plan Awards are amounts that the Named Executive Officers were eligible to earn through our annual incentive plan. As described further in “Compensation Discussion and Analysis” above, pursuant to our annual incentive plan, our compensation committee sets threshold, target and maximum goals in fiscal 2007 for several different quantitative criteria for each executive individually. In addition, 10 to 15 percent of the maximum payment under the plan, depending on the executive’s position, was based on qualitative criteria evaluated by the committee. In the Grants of Plan-Based Awards table above, 20 percent of the maximum award for the qualitative component is included in the “threshold” column, 50 percent in the “target” column and 100 percent in the “maximum” column, which corresponds to the benchmarks established for each of the quantitative criteria. The actual amounts paid for fiscal 2007 are provided in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. Our employment agreements with Messrs. Crawford and Kitchen provide that their 2007 bonuses were to be paid one-half in cash and one-half in stock. The compensation committee has the discretion to determine whether the payments under the plan to other executive officers will be in cash or stock, or a combination thereof, and for fiscal 2007 decided that the payment would be 100% cash, recognizing that each executive was in compliance with our executive stock ownership guidelines. The stock payments are intended to align the interests of our executives with our shareholders and to help our executives comply with our executive stock ownership guidelines, described in “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End
          The following table sets forth certain information about outstanding option and restricted stock awards held by the Named Executive Officers at the end of fiscal 2007.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of Securities				Number of Shares or
	Securities	Underlying		Option		Units of Stock That		Market Value of
	Underlying	Unexercised Options		Exercise	Option	Have Not Vested		Shares or Units of
	Unexercised Options	(#)		Price	Expiration	Vested		Stock That Have Not
Name	(#)Exercisable	Unexercisable		($)	Date	(#)		Vested(1)($)
Thomas J. Crawford	—	—		—	—	100,000	(2)	$907,000
	—	360,000	(3)	$8.06	3/31/2014	240,000	(3)	2,176,800
Thomas M. Kitchen	93,400	93,400	(4)	6.90	12/20/2011	64,500	(5)	585,015
	—	180,000	(3)	7.37	5/14/2014	120,000	(3)	1,088,400
Brent F. Heffron	50,000	—		5.44	12/22/2013	3,650	(6)	33,106
	23,350	23,350	(7)	6.90	12/20/2011	—		—
	12,901	38,706	(8)	5.86	5/11/2013	7,999	(8)	72,551
	—	40,000	(9)	6.33	1/08/2014	15,000	(10)	136,050
G. Kenneth Stephens, Jr.	50,000	—		5.44	12/22/2013	3,650	(6)	33,106
	23,350	23,350	(7)	6.90	12/20/2011	—		—
	12,901	38,706	(8)	5.86	5/11/2013	7,999	(8)	72,551
	—	40,000	(9)	6.33	1/08/2014	15,000	(10)	136,050
Lawrence B. Hawkins	50,000	—		5.44	12/22/2013	3,650	(6)	33,106
	23,350	23,350	(7)	6.90	12/20/2011	—		—
	12,901	38,706	(8)	5.86	5/11/2013	7,999	(8)	72,551
	—	40,000	(9)	6.33	1/08/2014	15,000	(10)	136,050

(1)	Based on the closing market price of $9.07 on October 31, 2007.

(2)	These awards vest in substantially equal installments on March 31, 2008, 2009 and 2010.

(3)	These awards are performance-based and vest in equal installments on October 31, 2008, 2009 and 2010, provided that certain performance requirements are met as of each vesting date or certain performance requirements are met by October 31, 2010. The details of these performance requirements are included in the “Compensation Discussion and Analysis” section under the heading “Long-Term Stock Incentive Awards.”

(4)	These options vested on December 20, 2007.

(5)	Of these shares of restricted stock, 14,500 vested on December 20, 2007 and 50,000 shares of restricted stock vest in substantially equal amounts on May 16, 2008, 2009 and 2010.

(6)	Of these shares of restricted stock, 1,825 vested on December 20, 2007 and 1,825 vest on December 20, 2008.

(7)	Of these options, 11,675 vested on December 20, 2007 and 11,675 vest on December 20, 2008.

(8)	These awards vest in substantially equal amounts on May 11, 2008, 2009 and 2010.

(9)	Of these options, 10,000 vested on January 8, 2008, and 30,000 options vest in substantially equal amounts on January 8, 2009, 2010 and 2011.

(10)	Of these shares of restricted stock, 3,750 vested on January 8, 2008, and 11,250 vest in substantially equal amounts on January 8, 2009, 2010 and 2011.

Option Exercises and Restricted Stock Vested in Fiscal 2007
          The following table sets forth certain information about option exercises and the vesting of restricted stock during fiscal 2007 for the Named Executive Officers.
Option Exercises and Restricted Stock Vested in Fiscal 2007

	Stock Awards(1)
	Number of
	Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(2)
Thomas J. Crawford	—	—
Thomas M. Kitchen	7,250	$45,385
Brent F. Heffron	4,492	31,294
G. Kenneth Stephens, Jr.	4,492	31,294
Lawrence B. Hawkins	4,492	31,294

(1)	No options were exercised by the Named Executive Officers in fiscal 2007. The table reflects restricted stock awarded prior to fiscal 2007 that vested during fiscal 2007.

(2)	Reflects the closing market price of the shares on the vesting dates.

Pension Benefits
          The SERP provides retirement benefits to all of our executive officers, except Messrs. Crawford and Kitchen, who each have similar benefits under their SERP Agreements described below. The SERP is an unfunded, nonqualified, noncontributory retirement plan. The following table provides information on the benefits provided to the Named Executive Officers.
Pension Benefits

		Number of	Present	Payments
		Years Credited	Value of	During Last
		Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
	Supplemental
	Executive
Thomas J. Crawford	Retirement Agreement	0.60	— (1)	—
	Supplemental
	Executive
Thomas M. Kitchen	Retirement Agreement	2.91	$643,468(2)	—
	Supplemental
	Executive
Brent F. Heffron	Retirement Plan	(3)	1,046,085	—
	Supplemental
	Executive
G. Kenneth Stephens, Jr.	Retirement Plan	(3)	206,041	—
	Supplemental
	Executive
Lawrence B. Hawkins	Retirement Plan	(3)	1,595,486	—

(1)	As we describe in more detail below, Mr. Crawford’s benefit is equal to 10% of final average salary after three years of service, increasing ratably to a maximum of 40% after ten years of service. As Mr. Crawford has less than three years of service, he was not eligible for retirement benefits as of October 31, 2007.

(2)	As we describe in more detail below, Mr. Kitchen’s benefit is equal to 4% of final average salary for each year of service up to 40% at age 67. The present value of his benefit if he worked to age 67 is $1,130,157.

(3)	Benefits for these executive officers are based upon age at retirement rather than years of credited service. However, Messrs. Heffron, Stephens and Hawkins have 30, 22 and 19 years of service, respectively, with our Company.

          The SERP provides for a bi-weekly retirement benefit based solely on a percentage of final average salary, which is defined as the participant’s average monthly salary for the 36 months prior to the participant’s retirement date. The percentage varies based on whether the participant is designated as a “Class A” or “Class B” participant. The normal retirement benefit for a Class A participant is 50 percent of final average salary and for a Class B participant is 40 percent of final average salary. All of the executives in the table who participate in the SERP are Class B participants. If the employee elects early retirement prior to age 65, benefits are reduced based on the number of years or partial years the early retirement date precedes age 65, to a minimum of 25 percent for Class A participants and 20 percent for Class B participants. A participant who terminates employment prior to the SERP’s “earliest retirement date” is not eligible to receive benefits under the SERP. For Messrs. Heffron, Stephens and Hawkins, the earliest retirement date is their 55th birthday. For additional participants, the earliest retirement date will be the latest to occur of (1) the participant’s 55th birthday, (2) the participant’s completion of 10 years of employment with us or (3) completion of the participant’s fifth year of participation in the SERP. The compensation committee determines whether to add an employee as a participant. The SERP provides that a participant and his beneficiary lose the right to any unpaid benefits under the SERP if the participant violates the noncompetition provisions of the SERP following termination of employment.

          Participants receive their benefit in the form of a bi-weekly life annuity unless they elect a joint-and-survivor annuity or a ten-years-certain-and-life annuity. If the participant elects an alternate payment option, the benefit will be the actuarial equivalent of a life annuity.
          The SERP also provides a death benefit if a participant age 55 or older dies prior to termination of employment for another reason. If a surviving spouse is the only beneficiary, the spouse is entitled to a bi-weekly benefit for life equal to the pension the surviving spouse would have received if the participant had retired on the date of death, had elected a joint-and-survivor annuity and had died before his first payment under the SERP. Otherwise, the beneficiary receives a death benefit over 120 months, determined as if the participant had retired on the date of death, had elected a ten-years-certain-and-life annuity and had died before his first payment under the SERP.
          A participant who has not yet become entitled to an early retirement benefit under the SERP will receive a pro rata early retirement benefit in the event of a termination of employment following a change of control.
          In determining the present value of the accumulated benefits shown in the table above, we used the full 40 percent benefit for Messrs. Heffron and Hawkins who have reached age 55. For Mr. Stephens, who has not yet reached age 55, we assumed that his benefit is earned ratably over the period beginning on the date the SERP was adopted and ending when he reaches age 55. Mr. Kitchen’s benefit is based upon years of service, so his accumulated benefit is equal to service multiplied by the 4% per year accrual rate. Since Mr. Kitchen does not have an additional reduction based upon age at retirement, we considered him as eligible for an unreduced retirement benefit at the end of fiscal 2007 rather than at age 67 when he would have accrued the maximum 40% benefit. The assumptions used in determining the present value of the accumulated SERP benefit as of the end of fiscal 2007 were as follows: a 5.93% discount rate, no pre-retirement turnover, no pre-retirement mortality, a post-retirement mortality of RP 2000 White Collar with projected improvements to 2020, an unreduced retirement date of age 65 for Messrs. Heffron, Stephens and Hawkins and an immediate unreduced retirement date for Mr. Kitchen.
          Currently, Mr. Heffron is eligible for early retirement under the SERP and, if he had retired on October 31, 2007, would have been entitled to receive 25.8 percent of his final average salary as described above, or approximately $83,393 per year, for life. Mr. Hawkins is also eligible for early retirement and if he had retired on October 31, 2007, would have been entitled to receive 28.2 percent of his final average salary, as described above, or approximately $94,907 per year, for life. Mr. Stephens is not currently eligible for early retirement or death benefits because he has not reached age 55. Assuming that final average salary were equal to 2007 fiscal year base salary, the estimated annual benefits that would be payable at normal retirement age to each of Messrs. Heffron, Hawkins and Stephens are $134,423, $158,077 and $134,615, respectively. The annual death benefit for Mr. Heffron and Mr. Hawkins, assuming a date of death of October 31, 2007, would be $67,398 and $81,734, respectively.
          In connection with our entering into an amended and restated employment agreement with Mr. Kitchen on November 8, 2006, we also entered into an amended and restated SERP Agreement with Mr. Kitchen. Mr. Kitchen began his employment with us on December 2, 2004 and is currently 60 years old. The material terms of his SERP Agreement are essentially the same as the SERP, except that Mr. Kitchen’s fully vested retirement benefit is 40 percent of his final average salary and his benefits vest four percent for each year of his service with us, up to 40 percent after 10 years of service, with pro rata interim additions for each full two-week pay period in a partial year of service. Mr. Kitchen is eligible for early retirement under his SERP Agreement, and if he had retired on October 31, 2007, he would have been entitled to receive 11.7 percent of his final average salary, or approximately $51,592 per year, for life. Assuming that his final average salary was equal to his 2007 fiscal year base salary, the estimated annual benefit that would be payable at normal retirement at age 65 to Mr. Kitchen is $153,157 per year. The annual death benefit assuming a date of death of October 31, 2007 would be $44,503.
          In connection with our entering into an employment agreement with Mr. Crawford on February 20, 2007, we also entered into a SERP Agreement with Mr. Crawford pursuant to which he will be entitled upon his retirement to receive annually a percentage of his final average salary of 10 percent after three years of service increasing to 15 percent after four years of services and then ratably to a maximum of 40 percent after 10 years of service. The material terms of Mr. Crawford’s SERP Agreement are essentially the same as the terms of Mr. Kitchen’s SERP Agreement, except for the vesting schedule. Mr. Crawford is not currently entitled to a retirement or death benefit under his agreement. Assuming that his final average salary was equal to his 2007 fiscal year base salary, the estimated annual benefit that would be payable to Mr. Crawford at age 65 is $138,462 per year.
          Messrs. Crawford and Kitchen’s SERP Agreements provide a minimum retirement benefit equal to 20% of final average salary upon a termination following a change of control, which is discussed below under the heading “Potential Payments Upon Termination or Change of Control.”

Nonqualified Deferred Compensation
     The following table describes the contributions, earnings and balance at the end of fiscal 2007 for each of the Named Executive Officers under our Deferred Compensation Plan.
Nonqualified Deferred Compensation for Fiscal 2007

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	FY 2007	FY 2007(1)	FY 2007(2)	Distributions	October 31, 2007
Name	($)	($)	($)	($)	($)

Thomas J. Crawford(3)	—	—	—	—	—

Thomas M. Kitchen	$117,199	$19,466	$9,788	—	$177,109

Brent F. Heffron	52,068	10,144	56,512	—	717,009

G. Kenneth Stephens, Jr.	63,745	12,392	28,911	—	384,153

Lawrence B. Hawkins	—	1,596	4,155	—	52,382

(1)	All amounts reported in this column are also included in the column titled “All Other Compensation” in the Summary Compensation Table.

(2)	Of the amounts reported in this column, the following amounts are also included in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table: Mr. Crawford $0, Mr. Kitchen $3,351, Mr. Heffron $19,345, Mr. Stephens $9,897 and Mr. Hawkins $1,422.

(3)	The entry date for the Deferred Compensation Plan is January 1st of any plan year. Mr. Crawford joined our Company as President and Chief Executive Officer on March 31, 2007 and therefore was not eligible to participate in the Deferred Compensation Plan until January 1, 2008.

     We have a qualified defined contribution retirement plan commonly known as a 401(k) plan in which substantially all employees may participate. We also have a nonqualified key employee defined contribution supplemental retirement plan, the Deferred Compensation Plan, which provides some of our highly compensated employees the opportunity to accumulate deferred compensation that cannot be accumulated under our 401(k) plan due to limitations imposed by tax laws. The amounts in the table above relate to our Deferred Compensation Plan. The Deferred Compensation Plan is unfunded.
     Under the Deferred Compensation Plan, participants may contribute up to 15 percent of their earnings. We credit to the participant a matching contribution at the same rate as the matching contribution we provide to our 401(k) plan participants, currently, 50 percent of the first 5 percent of the aggregate participant contribution. In addition, if we make a discretionary contribution to our 401(k) plan participants, we provide a discretionary contribution to our Deferred Compensation Plan participants at the same rate. Participants’ elective contributions are fully vested. Company matching and discretionary contributions vest in the same manner as those accounts under the 401(k) plan, which currently provides for full vesting after three years of service. Account balances are credited with interest at the rate of our weighted average cost of capital.

     A participant or his or her beneficiary is entitled to receive amounts vested under the Deferred Compensation Plan in the event of termination of employment, retirement, disability or death. In addition, upon a change of control, the participant accounts become fully vested and payable unless the participant has elected to defer payment. Distributions are made in cash in a lump sum or in installments as selected by the participant. Participants may apply to receive distributions in the case of an unforeseeable emergency and may withdraw vested pre-2005 contributions and earnings subject to a 10 percent penalty.
     If their employment had terminated on October 31, 2007 (including due to retirement, disability or death), and assuming each had elected a lump sum distribution, Messrs. Heffron, Stephens and Hawkins would have been entitled to receive $717,009, $384,153 and $52,382, respectively. Messrs. Crawford and Kitchen, who have not met the vesting requirement for employer contributions as of October 31, 2007 would have received $0 and $151,424, respectively, which represents the sum of each executive officer’s contributions and any earnings on those contributions. Amounts payable under the Deferred Compensation Plan upon a change of control are described below under the heading “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control
     The following table sets forth the amounts that would have been payable to each of our Named Executive Officers under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on October 31, 2007. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as balances under our Deferred Compensation Plan, accrued retirement benefits under the SERP or a SERP Agreement, previously vested options and restricted stock and accrued vacation. For information about these previously earned and accrued amounts, see “Outstanding Equity Awards at Fiscal Year-End,” “Pension Benefits,” and “Nonqualified Deferred Compensation” above.

		Equity
		with		Additional Retirement
		Accelerated		Plan
		Vesting(1)		Benefits
					Deferred
	Severance	Restricted	Stock	SERP and SERP	Compensation
	Pay	Stock	Options	Agreements	Plan	Total
Name	($)	($)	($)	($)	($)	($)
Thomas J. Crawford
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary Termination (Without Cause or With Good Reason)	$600,000	—	—	—	—	$600,000
Termination Following Change-of- Control	1,200,000	—	—	—	—	1,200,000
Change-of-Control	—	$3,083,800	$363,600	$1,630,597	—	5,077,997

Thomas M. Kitchen
Death	—	—	—	—	$25,685	25,685
Disability	—	—	—	—	25,685	25,685
Involuntary Termination (Without Cause or With Good Reason)	400,000	—	—	—	—	400,000
Termination Following Change-of- Control	800,000	—	—	—	—	800,000
Change-of-Control	—	1,673,415	508,678	568,907	25,685	2,776,685

Brent F. Heffron
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary Termination (Without Cause or With Good Reason)	—	—	—	—	—	—
Termination Following Change-of- Control	—	—	—	—	—	—
Change-of-Control	—	241,706	284,515	144,742	—	670,963

G. Kenneth Stephens, Jr.
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary Termination (Without Cause or With Good Reason)	—	—	—	—	—	—
Termination Following Change-of- Control	—	—	—	—	—	—
Change-of-Control	—	241,706	284,515	42,591	—	568,812

Lawrence B. Hawkins
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary Termination (Without Cause or With Good Reason)	—	—	—	—	—	—
Termination Following Change-of- Control	—	—	—	—	—	—
Change-of-Control	—	241,706	284,515	—	—	526,221

(1)	The value of restricted stock is based on the closing price of our common stock on October 31, 2007. The value of options is based upon the positive difference between the closing price of a share of our common stock on October 31, 2007 and the exercise price.
Payments Upon Termination
     Mr. Crawford has an employment agreement that provides for the terms of his employment through October 31, 2010. Pursuant to the agreement, if we terminate Mr. Crawford’s employment without “cause” as defined in the agreement, or he terminates his employment for “good reason” as defined in the agreement, we must pay him a single year’s base salary (currently $600,000) over a two-year period. The agreement provides that Mr. Crawford cannot compete with us for two years after termination of his employment, and his receipt of severance payments is conditioned upon his continued compliance with the noncompetition provisions of his agreement.
     Mr. Kitchen also has an employment agreement that provides for the terms of his employment through October 31, 2010. Pursuant to the agreement, if we terminate Mr. Kitchen’s employment without “cause” as defined in the agreement, or he terminates his employment for “good reason” as defined in the agreement, we must pay him a single year’s base salary (currently $400,000) over a two-year period. The agreement provides that Mr. Kitchen cannot compete with us for two years after termination of his employment, and his receipt of severance payments is conditioned upon his continued compliance with the noncompetition provisions of his agreement.
     For a discussion of payments under our SERP and SERP Agreements and Deferred Compensation Plan upon termination of employment, see the narrative under the tables “Pension Benefits” and “Nonqualified Deferred Compensation” above.
Payments Upon Change of Control
     All of our options and restricted stock issued to our Named Executive Officers become exercisable, and the restrictions lapse, upon a change of control.
     Pursuant to our Deferred Compensation Plan, any unvested amounts become fully vested upon a change of control. Because they have completed more than three years of service with us, Messrs. Heffron, Stephens and Hawkins are fully vested in the Deferred Compensation Plan.
     Each of Mr. Crawford’s and Mr. Kitchen’s SERP Agreement provides that if his employment terminates prior to such officer’s completion of five years of service and following a change of control, he will receive the same benefits he would have received if he had completed five years of service. In addition, we cannot terminate either Mr. Crawford’s or Mr. Kitchen’s SERP Agreement during the two-year period following a change of control. If either Mr. Crawford’s or Mr. Kitchen’s employment terminates during the two-year period following a change of control, he will receive as his only benefit under his SERP Agreement a lump sum payment six months after termination of employment that is actuarially equivalent to the retirement benefit to which he otherwise would have been entitled if he had completed five years of service. If a change of control had occurred on October 31, 2007, that amount would have been $1,630,597, with respect to Mr. Crawford, and $1,212,375, with respect to Mr. Kitchen.
     Each of Mr. Crawford’s and Mr. Kitchen’s employment agreement provides that if a change of control occurs before October 31, 2010, his employment term will continue through the second anniversary of the change of control or the remaining term of the employment agreement, whichever is longer, subject to earlier termination pursuant to the agreement. After a change of control and during the employment term, Mr. Crawford and Mr. Kitchen are entitled to substantially the same position in substantially the same location as prior to the change of control. In addition, each of Mr. Crawford and Mr. Kitchen are entitled to the salary and bonus opportunity provided in his employment agreement and to benefits provided to him prior to the change of control. Mr. Crawford’s current salary is $600,000 and maximum bonus is $960,000. Mr. Kitchen’s current salary is $400,000 and maximum bonus is $560,000.

     If, within two years of a change of control, we terminate Mr. Crawford’s or Mr. Kitchen’s employment without “cause” (as defined in the agreements) or either Mr. Crawford or Mr. Kitchen terminates his employment for “good reason” (as defined in the agreements), we must pay him in a lump sum amount equal to two times his annual base salary. “Good reason” includes the failure of the acquirer to provide either Mr. Crawford or Mr. Kitchen with substantially the same position after the change of control, and his position is not considered to be substantially the same after a change of control unless he holds an equivalent position with the ultimate parent company of the entity resulting from the transaction. If a change of control had occurred on October 31, 2007, Mr. Crawford and Mr. Kitchen would have been entitled to receive $1,200,000 and $800,000, respectively, under these provisions. The noncompetition provisions of Mr. Crawford’s and Mr. Kitchen’s employment agreements continue to apply after a change of control.

CERTAIN TRANSACTIONS
Transactions with Related Persons
     Our Code of Business Conduct and Ethics requires our directors and executive officers to disclose to the audit committee of the board of directors any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Such a conflict of interest may be permitted only if it is approved in writing by the audit committee, which the committee would do only if it determined that the transaction or relationship was in the best interests of our Company. Directors and executive officers are required to certify annually that they have complied with the Code of Business Conduct and Ethics. The Code describes a conflict of interest as “any situation that would create a conflict between their own interests, i.e. those of directors, officers and employees and the interests of the Company. Personal interest that causes a conflict may extend to a family member, friend, or other associate of a director, officer or employee, rather than directly to those persons.” The Code does not attempt to describe or define every conflict of interest, but rather sets forth general principles and provides examples. Our Code of Business Conduct and Ethics is available on our website at www.stewartenterprises.com. In addition, each year in connection with the preparation of our annual report on Form 10-K and proxy statement, our directors and executive officers are required to complete a detailed questionnaire that, among other things, requires disclosure of transactions with related persons as defined in Regulation S‑K Item 404(a). Our audit committee charter requires that the audit committee review and approve all such transactions, regardless of size.
     In January 1998, we discontinued an insurance policy on the life of Mr. Frank B. Stewart, Jr., our Chairman. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain beneficiaries of The Stewart Family Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2007, including accrued interest, was approximately $1,196,628.
     The father of G. Kenneth Stephens, Jr., Executive Vice President and President of our Western Division, has an 81 percent ownership interest in Cemetery Funeral Supply, Inc., one of our vendors. For the year ended October 31, 2007, we paid Cemetery Funeral Supply, Inc. $186,490.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10 percent beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2007, except that Brent F. Heffron made one late Form 4 filing on October 12, 2007 for the sale of 2,786 shares of Class A common stock held in his 401(k), and Randall L. Stricklin made one late Form 4 filing on October 11, 2007 for the sale of 2,786 shares of Class A common stock held in his 401(k).

PROPOSAL TO AMEND ARTICLE III(A) OF THE COMPANY’S
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK
General
     The Company is currently authorized to issue an aggregate of 160 million shares of capital stock, consisting of 150 million shares of Class A common stock, no par value per share (“Class A common stock”), five million shares of Class B common stock, no par value per share (“Class B common stock”) and five million shares of preferred stock, $1.00 par value per share (“preferred stock”). As of January 31, 2008, the number of shares of Class A common stock that were authorized but not outstanding or reserved for issuance was 50,300,676.
     On June 27, 2007, the Company issued $125 million aggregate principal amount of 3.125 percent senior convertible notes due 2014 (the “2014 notes”) and $125 million aggregate principal amount of 3.375 percent senior convertible notes due 2016 (the “2016 notes”, and together with the 2014 Notes, the “senior convertible notes”). In connection with the sale of the senior convertible notes, the Company also entered into warrant transactions whereby it sold warrants expiring in 2014 and 2016 to acquire, subject to customary anti-dilution adjustments, shares of Class A common stock.
     In connection with the issuance of the senior convertible notes and warrants, the Company has reserved the maximum number of shares of Class A common stock issuable pursuant to the indentures for the senior convertible notes, which totals 25 million shares, and pursuant to the confirmations for the warrants, which totals 20 million shares. After adding the 92,505,295 shares that are issued and outstanding, 7,194,029 shares the Company has reserved for outstanding stock options, and 3,555,020 shares reserved for issuance upon conversion of shares of Class B common stock, the Company has less than 5 million authorized unissued shares of Class A common stock available to issue for other purposes, including financing external and internal growth initiatives and additional management incentives.
     Accordingly, the board of directors proposes to amend Article III(A) of the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Class A common stock by 50 million shares to 200 million shares (along with a corresponding amendment to increase the number of aggregate shares of capital stock that the Company is authorized to issue by 50 million shares to 210 million shares). The affirmative vote of the holders of two-thirds of the voting power present or represented at the annual meeting is required to approve the proposal.
     The text of the proposed Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation is set forth in Appendix A to this proxy statement.
Purposes and Effects of the Proposed Amendment
     The purpose of the proposal to increase the number of authorized shares of Class A common stock is to provide the Company with flexibility to react to internal and external potential growth opportunities through acquisition or internal expansion and to provide additional management incentives.
     Although there are no current plans to issue any additional shares of Class A common stock (other than shares reserved for issuance under the Company’s employee benefit and stock incentive plans), the board of directors believes that the adoption of this proposal will enable the Company promptly and appropriately to respond to business opportunities, such as opportunities to finance acquisitions with Class A common stock, to raise additional equity capital or to declare stock splits and stock dividends. Given the number of shares currently available for issuance, the Company may not be able to effect these business opportunities without first obtaining shareholder approval for an increase in the authorized number of shares of Class A common stock. The cost, prior notice requirements and delay involved in obtaining shareholder approval at the time that corporate action may become necessary, could eliminate the opportunity to effect the action or reduce the expected benefits. In addition, the adoption of this proposal will enable the board of directors to provide management with new or additional stock-based incentives if and when the board of directors deems such grants to be in the best interests of the Company and its shareholders.

     The additional shares of Class A common stock proposed to be authorized, together with existing authorized and unissued shares, generally will be available for issuance without any requirement for further shareholder approval, unless shareholder action is required by applicable law or by the rules of The NASDAQ Global Select Market or of any stock exchange on which the Company’s securities may be listed. Although the board of directors will authorize the issuance of additional shares only when it considers doing so to be in the best interest of shareholders, the issuance of additional shares of Class A common stock may, among other things, have a dilutive effect on earnings per share of the Class A and Class B common stock and on the voting rights of holders of shares of Class A and Class B common stock.
     The Company’s shareholders do not have any preemptive rights to subscribe for additional shares of Class A common stock that may be issued. Pursuant to a Rights Agreement dated as of October 28, 1999, a dividend of one preferred stock purchase right (a “Right”) is attached to each share of Class A and Class B common stock issued. The Rights may tend to deter potential unsolicited offers or other efforts to obtain control of the Company that are not approved by the board of directors, and may thereby deprive shareholders of opportunities to sell shares of Class A common stock at prices higher than prevailing market prices. An increase in the number of issued and outstanding shares of the Company’s Class A common stock will, in turn, increase the number of Rights outstanding, and may further deter unsolicited offers or other efforts to obtain control of the Company not approved by the board of directors.
     Although the board of directors has no current plans to do so, shares of Class A common stock could be issued in various transactions that would make a change in control of the Company more difficult or costly and, therefore, less likely. For example, shares of Class A common stock could be sold privately to purchasers who might support the board of directors in a control contest or to dilute the voting or other rights of a person seeking to obtain control. The proposed amendment is not the result of any specific effort to obtain control of the Company by a tender offer, proxy contest or otherwise, and the Company has no present intention to use the increased shares of authorized Class A common stock for anti-takeover purposes.
     The board of directors unanimously recommends that shareholders vote FOR the proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Class A common stock by 50 million shares to 200 million shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2007.
     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.
OTHER MATTERS
Quorum and Voting of Proxies
     The presence, in person or by proxy, of a majority of our Company’s total voting power is necessary to constitute a quorum. If a quorum is present, directors will be elected by plurality vote and the proposal to approve the amendment of the Amended and Restated Articles of Incorporation to increase the number of authorized shares of Class A common stock will require the affirmative vote of the holders of two-thirds of the voting power present or represented at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.
     All duly executed proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and for the proposal to approve the amendment of the Amended and Restated Articles of Incorporation to increase the number of authorized shares of Class A common stock to 200 million shares.
     The board of directors does not know of any matters to be presented at our 2008 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment of the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.
Shareholder Proposals
     Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2009 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 3, 2008.
     All shareholder proposals must comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2009 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 3, 2008 although this date will change in accordance with our bylaws if the date of our 2009 annual meeting is 30 calendar days earlier or later than April 3, 2009. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis J. Derbes, Jr.
Secretary

Jefferson, Louisiana
March 3, 2008

     APPENDIX A
ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
STEWART ENTERPRISES, INC.
     Stewart Enterprises, Inc., a Louisiana corporation (the “Corporation”), acting through the undersigned officer, does hereby certify that:
     FIRST: On April 3, 2008, at the annual meeting of shareholders at which                      of the                      shares of Class A common stock, no par value per share, of the Corporation (“Class A Common Stock”), having one vote per share, and                      of the                      shares of Class B common stock, no par value per share, of the Corporation (“Class B Common Stock”), having ten votes per share, entitled to vote were present or represented at the meeting, the holders of _____% of the voting power of the Corporation present or represented at the meeting, by a vote of _____ shares of Class A Common Stock for, _____ shares against and _____ shares abstaining, and _____ shares of Class B Common Stock for, _____ shares against and _____ shares abstaining, adopted a resolution to amend the Amended and Restated Articles of Incorporation of the Corporation to increase the number of authorized shares of Class A Common Stock from 150 million to 200 million shares, thereby increasing the aggregate shares of capital stock authorized for issuance by the Corporation from 160 million to 210 million.
     SECOND: Article III(A) of the Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:
     A. Authorized Stock. The Corporation shall have the authority to issue an aggregate of 210 million shares of capital stock, of which 200 million shares shall be Class A Common Stock, no par value per share, five million shares shall be Class B Common Stock, no par value per share, and five million shares shall be Preferred Stock, $1.00 par value per share.
     These Articles of Amendment are dated April ___, 2008.

STEWART ENTERPRISES, INC.
By:
Lewis J. Derbes, Jr., Secretary

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
STEWART ENTERPRISES, INC.
     The undersigned hereby appoints Thomas M. Kitchen and Lewis J. Derbes, Jr., or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 8, 2008 at the Annual Meeting of Shareholders to be held on April 3, 2008, or any adjournment thereof.

(Please See Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	To elect each of our directors to serve a one-year term of office expiring at our 2009 annual meeting.

		FOR all nominees listed	WITHHOLD AUTHORITY
		below (except as marked	to vote for the nominees
		to the contrary below)	listed below
		☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below;

	One-year term:	01 Thomas J. Crawford	05 Ronald H. Patron
		02 Thomas M. Kitchen	06 Michael O. Read
		03 Alden J. McDonald, Jr.	07 Ashton J. Ryan, Jr.
		04 James W. McFarland	08 Frank B. Stewart, Jr.

		FOR	AGAINST	ABSTAIN
2.
To approve an amendment to Article III(A) of our Amended and Restated Articles of Incorporation increasing the number of authorized shares of the Company’s Class A common stock by 50 million shares to 200 million shares
		☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment thereof

The Board of Directors recommends that you vote FOR the nominees and the proposal to increase the number of authorized shares of the Company’s Class A common stock listed on this proxy. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees in the election of directors and FOR proposal 2.

Dated:	, 2008

(SIGNATURE OF SHAREHOLDER)

(SIGNATURE IF HELD JOINTLY)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/stei		1-866-540-5760
Use the internet to vote your proxy.		Use any touch-tone telephone to
Have your proxy card in hand when	OR	vote your proxy. Have your proxy
you access the web site.		card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be held on April 3, 2008.
The Company’s Annual Report and Proxy Statement are available on the internet at http://bnymellon.mobular.net/bnymellon/stei